PUBLIC STORAGE REPORTS THIRD QUARTER 2026 RESULTS AND RAISES GUIDANCE
FRISCO, Texas, October 26, 2026 — Public Storage (the “Company”) (NYSE: PSA) announced today its results for the quarter ended September 30, 2026, and its increased outlook for full-year 2026. Net income and core funds from operations (“Core FFO”) per share for the quarter are presented below:

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
Metric (per share)	2026	2025	$	%	2026	2025	$	%
Net Income	$1.69	$2.62	$(0.93)	(35.5)%	$6.92	$6.42	$0.50	7.8%
Core FFO	$4.34	$4.31	$0.03	0.7%	$12.74	$12.71	$0.03	0.2%
Highlights for the quarter:
•Increased outlook for the full-year 2026, including Same Store NOI by 90bps and Core FFO per share by $0.10, following strong year-to-date performance and reaffirming optimism for the remainder of 2026.
•Closed the acquisitions of National Storage Affiliates and Public Storage Canada, adding over 1,100 stores to the PS Next™ operating platform as part of our PS4.0™ strategy to drive shareholder value.

•Acquired 25 self-storage facilities with 1.7 million net rentable square feet for $258.4 million, excluding the impacts of NSA and PS Canada. Year to date, including activity subsequent to September 30, 2026, the Company acquired or was under contract to acquire 65 self-storage facilities with 4.7 million net rentable square feet, for $713.2 million.
•Expanded the Company’s financial flexibility by executing forward sale agreements under its ATM program totaling 1.2 million shares (at a weighted price of $326.51 per share) during the year, securing approximately $399 million in future settlement proceeds, to further bolster its value creation engine.
•Completed inaugural Canadian public offering of C$400 million principal amount of senior notes, bearing interest at an interest rate of 4.54%.
•Completed a public offering of $900 million aggregate principal amount of senior notes at an interest rate of 4.85%, after giving effect to related derivative hedging activities.
•Published our annual Corporate Sustainability Report and earned the distinction of being named a Great Place to Work Certification™ for the 5th consecutive year.
“Public Storage’s third quarter performance was better than expected and demonstrates the strength and scalability of our platform as well as improving industry fundamentals. We continue to post encouraging trends on churn, occupancy, and move-in rates, which drove positive Same Store revenue, NOI and Core FFO per share growth,” said Tom Boyle, Chief Executive Officer. “The successful completion of the National Storage Affiliates and Public Storage Canada acquisitions marks an important advancement of our PS4.0 strategy. We are moving quickly to integrate these portfolios, deploy the operational advantages of PS Next, and capture the significant value creation opportunities available across our broader North American footprint.”

2026 Guidance
Public Storage raised its previously provided guidance for net operating income growth (Same Store and Non-Same Store), and Core FFO per share as included in the table below.

	2026 Guidance
	Current		Prior		Guidance Adjustment
	Low	High	Low	High
	(Dollar amounts in thousands, except per share data)
Same Store:
Revenue growth	—%	0.5%	(0.7)%	0.3%	0.5%
Expense growth	1.5%	2.5%	2.0%	3.0%	(0.5)%
Net operating income growth	(0.8)%	0.2%	(2.0)%	(0.3)%	0.9%

Non-Same Store:
Non-Same Store net operating income	$355,000	$363,000	$343,000	$357,000	$9,000

Core FFO per share:	$16.90	$17.10	$16.75	$17.05	$0.10
*Additional guidance assumptions can be found in the Company’s accompanying quarterly financial supplement.
*As described in more detail in the accompanying quarterly financial supplement, consistent with applicable SEC rules, the Company does not provide guidance for GAAP net income per share, the most comparable GAAP financial measure, or a reconciliation of estimated 2026 Core FFO per share to estimated GAAP net income per share because it is unable to reasonably predict certain items that are included in GAAP net income, including gains or losses on sales of real estate investments and foreign exchange.
*Guidance adjustment column represents the absolute nominal change between midpoints of current and prior issued guidance.
*Non-Same Store net operating income excludes the impact of NSA and PS Canada.
Operating Results
“Our continued focus on enhancing the customer experience is driving encouraging momentum across the portfolio,” said Ayash Basu, Chief Revenue and Marketing Officer. “During the third quarter, we saw lower customer churn, higher occupancy and strong move-in rates, contributing to an improving same-store revenue growth trajectory and results ahead of our expectations. We are encouraged by the momentum entering the fourth quarter and remain optimistic about these trends through the remainder of the year.”
The operating results of our 2,755 Same Store Facilities (192.1 million net rentable square feet), which represent approximately 71% of the net rentable square feet in the U.S. consolidated portfolio, are as follows:

Same Store Summary	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	Change (a)	2026	2025	Change (a)

	(Dollar amounts in thousands, except for per square foot data)
Revenues	$1,021,947	$1,017,135	0.5%	$3,029,329	$3,030,595	—%
Direct Cost of Operations	(226,132)	(221,685)	2.0%	(683,091)	(672,982)	1.5%
Direct Net Operating Income (b)	795,815	795,450	—%	2,346,238	2,357,613	(0.5)%
Indirect Cost of Operations	(26,982)	(30,390)	(11.2)%	(91,632)	(92,523)	(1.0)%
Net Operating Income (b)	$768,833	$765,060	0.5%	$2,254,606	$2,265,090	(0.5)%

Gross Margin (before indirect costs)	77.9%	78.2%	(0.3)%	77.5%	77.8%	(0.3)%
Gross Margin (after indirect costs)	75.2%	75.2%	—%	74.4%	74.7%	(0.3)%

Average Occupancy	92.2%	91.9%	0.3%	92.0%	91.8%	0.2%

Realized annual rental income per square foot (b):
Occupied square foot	$22.29	$22.24	0.2%	$22.06	$22.12	(0.3)%
Available square foot	$20.54	$20.44	0.5%	$20.30	$20.30	—%
(a)Represents the absolute nominal change with respect to gross margin and square foot occupancy, and the percentage change with respect to all other items.
(b)See Definitions for description of non-GAAP measures.
In addition to the Same Store Facilities, the Company has 1,017 primarily acquisition, development, and expansion facilities (78.3 million rentable square feet) in various stages of lease-up that represent the remaining 29% of the net rentable square feet in our portfolio. Revenues and net operating income from this non-same store pool grew 90.8% and 91.8%, respectively, during the quarter, and 49.4% and 49.2%, respectively, during the year.

Investment and Third-Party Management Activity
NSA Acquisition: On July 22, 2026, the Company completed the acquisition of NSA in an all-stock transaction (the "NSA Acquisition"), expanding the Public Storage portfolio to over 4,500 locations and more than 327 million operating square feet.
The NSA Acquisition presents a significant value creation opportunity by applying our industry-leading PS Next revenue and expense management capability to the NSA portfolio. The Company expects to generate approximately $110 million to $130 million of run-rate synergies within the next three to four years, driven by an enhanced customer experience, NOI opportunity, tenant reinsurance uplift, and G&A savings.
PS Canada: On September 1, 2026, the Company completed the acquisition of PS Canada for US $1.2 billion, including assumed debt, with an opportunity for the sellers to receive earn-out consideration of up to 768,000 PS OP Units, contingent on the achievement of certain NOI performance targets. The portfolio consists of 68 properties totaling 5.3 million square feet. The acquisition of PS Canada represents a strategic opportunity to expand the Public Storage platform into major Canadian markets with attractive long-term fundamentals. This portfolio includes high-quality real estate in key markets, carries the Public Storage brand, and offers meaningful upside through our PS Next™ operating platform.
Acquisitions: During the quarter, excluding NSA and PS Canada, the Company acquired 25 self-storage facilities with 1.7 million net rentable square feet for $258.4 million. For the nine months ended September 30, 2026, and including activity subsequent to quarter end, the Company acquired or was under contract to acquire 65 facilities with 4.7 million net rentable square feet for $713.2 million.
Developments and Expansions: For the nine months ended September 30, 2026, the Company opened four newly developed facilities and various expansion projects, which together contributed 0.5 million net rentable square feet at a cost of $84.1 million.
At September 30, 2026, the Company had various facilities in development (3.3 million net rentable square feet) estimated to cost $571.2 million and various expansion projects underway (1.3 million net rentable square feet) estimated to cost $217.8 million. Of the $788.9 million of aggregate development and expansion costs, $466.6 million remains to be incurred, primarily over the next 18 to 24 months.
Lending: During the quarter, the Company originated $34.0 million of bridge loan financing for third-party self-storage owners at an average rate of 7.7%. In connection with the NSA acquisition, the Company provided a $237 million mezzanine loan to the PS-NSA JV at an average interest rate of 10.22%. At September 30, 2026, the Company had total notes receivable of $445.3 million at an average annual interest rate of 9.0% and $23.1 million of unfunded loan commitments expected to close in the next twelve months.
Third-Party Management: During the quarter, the Company added a net 31 facilities to its third-party property management program. At September 30, 2026, the Company managed or was under contract to manage 493 facilities (35.4 million net rentable square feet) through the program, including 70 facilities currently under construction.
Capital Markets Activity and Balance Sheet
“We have executed a significant capital markets program in 2026, further strengthening Public Storage’s industry-leading balance sheet while funding substantial external growth,” said Joe Fisher, President and Chief Financial Officer. “Year-to-date, we have completed $6.2 billion of debt capital markets activity and $6.0 billion of common share and partnership unit issuance or committed issuance. This activity has fully funded the acquisitions of NSA and Public Storage Canada, while enhancing our liquidity and financial flexibility and leaving us well positioned to pursue additional value-creating opportunities.”
The Company’s total indebtedness as of September 30, 2026 was $12.2 billion, with $650 million, or 5.3%, maturing in the fourth quarter of 2026. As of September 30, 2026, the Company had approximately $4.1 billion of liquidity through a combination of cash, undrawn capacity on its credit facility, and expected retained cash flow over the next twelve months. During the quarter, the Company completed its inaugural offering in the Canadian markets by issuing C$400 million aggregate principal amount of senior notes at a fixed rate of 4.54% maturing on September 16, 2033. Additionally, the Company issued $900 million aggregate principal amount of senior notes and settled interest rate swaps that reduced the effective interest rate on the issuance to 4.85%. As part of its acquisition of PS Canada the company entered into Canadian dollar cross-currency swaps that reduced the effective interest rate on $900 million of its existing debt from 4.64% to an effective rate of 3.43%. Lastly, through October 26, 2026, the Company has entered into forward sale agreements under its ATM program for a total of 1,230,141 common shares (at a weighted average price of $326.51 per share), which are expected to generate approximately $399 million of future net proceeds upon settlement.

Selected balance sheet metrics as of September 30, 2026:

	Nine Months Ended September 30,
Metric	2026	2025	Change (a)
Weighted Average Interest Rate	3.6%	3.0%	0.6%
Weighted Average Years to Maturity (b)	6.1	6.4	(0.3)
Net Debt to EBITDA (c)	3.4x	3.0x	0.4x
Net Debt and Preferred Equity to EBITDA (c)	4.7x	4.2x	0.5x
EBITDA to Fixed Charges (c)	6.3x	6.8x	(0.5)x
Credit Ratings (Moody’s / S&P)	A2 / A	A2 / A	—
(a)Represents the absolute nominal change.
(b)The weighted average years to maturity excludes preferred stock.
(c)EBITDA and Fixed Charges are non-GAAP measures. The EBITDA reconciliation and Fixed Charges computation can be found in the Company’s accompanying quarterly financial supplement.

Supplemental Information
This press release, the Company’s Form 10-Q for the third quarter of 2026, the accompanying quarterly financial supplement, and additional information about Public Storage are available on its website, www.publicstorage.com.
Definitions (unaudited)
Annual contract rent: Represents the agreed-upon monthly rate that is paid by tenants in place at the time of measurement. Contract rates are initially set in the lease agreement upon move-in, and the Company adjusts them from time to time with notice. Contract rent excludes other fees that are charged on a per-item basis, such as late charges and administrative fees, does not reflect the impact of promotional discounts, and does not reflect the impact of rents that are written off as uncollectible.
Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”): EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure and is used by us as a supplemental measure of performance. The Company believes investors and analysts utilize EBITDA in a similar manner. EBITDA is not a substitute for net income, operating cash flow, or other related financial measures, in evaluating our operating results. Other REITs may compute this measure differently, so comparisons among REITs may not be helpful.
Funds Available for Distribution (“FAD”): FFO adjusted to exclude certain non-cash charges and to deduct recurring capital expenditures, which do not include capital expenditures for energy efficiencies, including the installation of solar panels, heat pumps, and LED lighting; or capital expenditures for other property enhancements, including acquisition rebrandings and commercial conversions. The Company utilizes FAD in evaluating its ongoing cash flow available for investment, debt repayment, and common distributions. The Company believes investors and analysts utilize FAD in a similar manner. FAD is not a substitute for GAAP net cash flow in evaluating liquidity or ability to pay dividends, because it excludes investing and financing activities presented on our statements of cash flows. In addition, other REITs may compute this measure differently, so comparisons among REITs may not be helpful.
Funds from Operations (“FFO”) and FFO per diluted common share and unit (“FFO per share”): Non-GAAP measures defined by Nareit. The Company believes that FFO and FFO per share are useful to REIT investors and analysts in measuring our performance because Nareit’s definition of FFO excludes items included in net income that do not relate to or are not indicative of our operating and financial performance. FFO represents net income before real estate-related depreciation and amortization, which is excluded because it is based upon historical costs and assumes that building values diminish ratably over time, while the Company believes that real estate values fluctuate due to market conditions. FFO also excludes gains or losses on sale of real estate assets and real estate impairment charges, which are also based upon historical costs and are impacted by historical depreciation. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes investing and financing activities presented on our consolidated statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.
The Company also present “Core FFO” and “Core FFO per share and unit” non-GAAP measures that represent FFO and FFO per share excluding the impact of (i) foreign currency exchange gains and losses, (ii) charges related to the redemption of preferred shares, (iii) transaction and integration costs related to the NSA acquisition and PS Canada acquisition, and (iv) certain other non-cash and/or nonrecurring income or expense items primarily representing, with respect to the periods presented below, the impact of corporate transformation costs, loss contingencies, due diligence costs incurred in pursuit of strategic transactions, cancelled project write-off, realized or unrealized gain or loss on private equity investments and non-hedge designated derivative transactions, income tax benefits from certain discrete items, certain CEO transition-related and executive severance costs, and amortization of assumed debt discounts and acquired non real estate-related intangibles, and (v) the income tax effect of each adjustment calculated by applying the tax rate of the applicable tax jurisdiction. The Company reviews Core FFO and Core FFO per share and unit to evaluate our ongoing operating performance, and believes they are used by investors and REIT analysts in a similar manner. However, Core FFO and Core FFO per share and unit are not substitutes for net income and net income per share. Because other REITs may not compute Core FFO or Core FFO per share and unit in the same manner as the Company does, may not use the same terminology, or may not present such measures, Core FFO and Core FFO per share may not be comparable among REITs.
Net operating income (“NOI”): Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense, which is based upon historical real estate costs and assumes that building values diminish ratably over time, while the Company believes that real estate values fluctuate due to market conditions. The Company utilizes NOI in determining current property values, evaluating property performance, and evaluating property operating trends. The Company believes that investors and analysts utilize NOI in a similar manner. Direct net operating income (“Direct NOI”), a subtotal within NOI, is a non-GAAP financial measure that excludes the impact of supervisory payroll, centralized management costs, and share-based compensation in addition to depreciation and amortization expense. The Company utilizes direct net operating income in evaluating property performance and in evaluating property operating trends as compared to our competitors. The Company believes that investors and analysts utilize NOI and Direct NOI in a similar manner. These measures are not a substitute for net income, operating cash flow, or other related financial measures, in evaluating our operating results. See Note 16 to our September 30, 2026, consolidated financial statements for a reconciliation of NOI to our total net income for all periods presented.
Realized annual rent per occupied square foot: Computed by dividing rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period. This measure excludes late charges and administrative fees in order to provide a better measure of the Company’s ongoing level of revenue. Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins. In addition, the rates charged for late charges and administrative fees can vary independently from rental rates. This measure takes into consideration promotional discounts, which reduce rental income.
Realized annual rent per available square foot: Computed by dividing rental income, before late charges and administrative fees, by the total available net rentable square feet for the period. Similar to realized annual rent per occupied square foot, this measure excludes late charges and administrative fees, and takes into consideration promotional discounts, which reduce rental income.
Same Store Facilities: Consist of facilities the Company has owned and operated on a stabilized level of occupancy, revenues, and cost of operations since January 1, 2024. The composition of the Company’s Same Store Facilities allows us more effectively to evaluate the ongoing performance of its self-storage portfolio by excluding the impact of fill-up of unstabilized facilities, which can significantly affect operating trends. The Company believes investors and analysts use Same Store Facilities information in a similar manner. However, because other REITs may not compute Same Store Facilities in the same manner as the Company does, may not use the same terminology or may not present such a measure, Same Store Facilities may not be comparable among REITs.
Strategic Acquisitions: A component of acquired facilities that represents the 550 facilities related to the Company’s acquisitions of NSA and PS Canada.

Third Quarter Conference Call
A conference call is scheduled for October 27, 2026, at 11:00 a.m. (CT) to discuss the third quarter earnings results. The domestic dial-in number is (877) 407-9039, and the international dial-in number is (201) 689-8470. A simultaneous audio webcast may be accessed by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.” A replay of the conference call may be accessed through November 10, 2026, by calling (844) 512-2921 (domestic), (412) 317-6671 (international) (access ID number for either domestic or international is 13763086) or by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements relating to our 2026 outlook and all underlying assumptions, our expected acquisition, disposition, development, and redevelopment activity, supply and demand for our self-storage facilities, information relating to operating trends in our markets, expectations regarding operating expenses, including property tax changes, expectations regarding the impacts from inflation and changes in macroeconomic conditions, our strategic priorities, expectations with respect to financing activities, rental rates, cap rates, and yields, leasing expectations, our credit ratings, our expectations with respect to the future performance of the facilities acquired in the NSA Acquisition, and all other statements other than statements of historical fact. Such statements are based on management’s beliefs and assumptions made based on information currently available to management and may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Risks and uncertainties that may impact future results and performance include, but are not limited to those risks and uncertainties described in Part 1, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2026 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 filed with the SEC on July 29, 2026, and in our other filings with the SEC. These include changes in demand for our facilities, changes in macroeconomic conditions, failure to realize the expected benefits of the NSA Acquisition, including the risk that NSA’s business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected, including our ability to retain and hire key personnel, changes in national self-storage facility development activity, impacts from our strategic corporate transformation initiative, impacts of natural disasters, adverse changes in laws and regulations including governing property tax, evictions, rental rates, minimum wage levels, and insurance, adverse economic effects from public health emergencies, international military conflicts, international trade disputes (including threatened or implemented tariffs imposed by the U.S. and threatened or implemented tariffs imposed by foreign countries in retaliation), or similar events impacting public health and/or economic activity, increases in the costs of our primary customer acquisition channels, adverse impacts to us and our customers from high interest rates, inflation, unfavorable foreign currency rate fluctuations, or changes in federal or state tax laws related to the taxation of REITs, security breaches, including ransomware, or a failure of our networks, systems, or technology. These forward-looking statements speak only as of the date of this press release or as of the dates indicated in the statements. All of our forward-looking statements, including those in this press release, are qualified in their entirety by this cautionary statement. The Company expressly disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of these forward-looking statements, except when expressly required by law. Given these risks and uncertainties, you should not rely on any forward-looking statements in this press release, or which management may make orally or in writing from time to time, neither as predictions of future events nor guarantees of future performance.
About Public Storage
Public Storage, a member of the S&P 500, is a REIT that primarily acquires, develops, owns, and operates self-storage facilities. At September 30, 2026, we: (i) owned and/or operated 4,764 self-storage facilities with approximately 339 million net rentable square feet located in 42 states, Puerto Rico and Canada and (ii) owned a 35% common equity interest in Shurgard Self Storage Limited (Euronext Brussels: SHUR), which owned 338 self-storage facilities located in seven Western European countries with approximately 19 million net rentable square feet operated under the Shurgard® brand. Our headquarters are located in Frisco, Texas.
Investor Contact
InvestorRelations@publicstorage.com

PUBLIC STORAGE
SELECTED FINANCIAL DATA
Same Store Operating Performance
(Unaudited – amounts in thousands except per square foot data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	Change (c)	2026	2025	Change (c)

	(Dollar amounts in thousands, except for per square foot data)
Revenues (a):
Rental income	$987,155	$982,163	0.5%	$2,926,608	$2,925,736	—%
Late charges and administrative fees	34,792	34,972	(0.5)%	102,721	104,859	(2.0)%
Total revenues	1,021,947	1,017,135	0.5%	3,029,329	3,030,595	—%

Direct cost of operations (a):
Property taxes	101,988	102,793	(0.8)%	319,473	315,204	1.4%
On-site property manager payroll	33,898	34,842	(2.7)%	101,973	103,749	(1.7)%
Repairs and maintenance	23,178	19,747	17.4%	66,609	63,929	4.2%
Utilities	14,788	14,607	1.2%	42,132	42,076	0.1%
Marketing	25,820	22,950	12.5%	70,445	67,332	4.6%
Other direct property costs	26,460	26,746	(1.1)%	82,459	80,692	2.2%
Total direct cost of operations	226,132	221,685	2.0%	683,091	672,982	1.5%
Direct net operating income (d)	795,815	795,450	—%	2,346,238	2,357,613	(0.5)%
Indirect cost of operations (a)	(26,982)	(30,390)	(11.2)%	(91,632)	(92,523)	(1.0)%
Net operating income (b) (d)	$768,833	$765,060	0.5%	$2,254,606	$2,265,090	(0.5)%

Gross margin (before indirect costs)	77.9%	78.2%	(0.3)%	77.5%	77.8%	(0.3)%

Gross margin (after indirect costs)	75.2%	75.2%	—%	74.4%	74.7%	(0.3)%

Weighted average for the period:
Square foot occupancy	92.2%	91.9%	0.3%	92.0%	91.8%	0.2%

Realized annual rental income per (d):
Occupied square foot	$22.29	$22.24	0.2%	$22.06	$22.12	(0.3)%
Available square foot	$20.54	$20.44	0.5%	$20.30	$20.30	—%

At September 30:
Square foot occupancy				90.4%	90.3%	0.1%
Annual contract rent per occupied square foot (d)				$22.75	$22.48	1.2%

(a)Revenues and cost of operations do not include tenant reinsurance and merchandise sales and expenses generated at the facilities.
(b)See reconciliation of self-storage NOI to net income provided below.
(c)Represents the absolute nominal change with respect to gross margin and square foot occupancy, and the percentage change with respect to all other items.
(d)See Definitions for description of non-GAAP measures.

PUBLIC STORAGE
SELECTED CONSOLIDATED INCOME STATEMENT DATA
(Unaudited – amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Revenues:
Self-storage facilities	$1,254,111	$1,138,837	$3,522,183	$3,360,493
Ancillary operations	112,079	85,206	294,629	247,828
Total revenues	1,366,190	1,224,043	3,816,812	3,608,321

Expenses:
Self-storage cost of operations	333,194	294,465	946,693	880,336
Ancillary cost of operations	43,698	36,385	114,248	100,366
Depreciation and amortization	412,614	290,364	991,094	856,295
Real estate acquisition and development expense	4,291	2,837	11,906	12,798
General and administrative	38,257	28,783	108,290	79,694
Transaction and integration expense	114,642	—	119,329	—
Interest expense	102,534	79,692	267,333	223,310
Total expenses	1,049,230	732,526	2,558,893	2,152,799
Operating income	316,960	491,517	1,257,919	1,455,522

Other increases (decreases) to net income:
Interest and other income	14,943	21,012	39,598	47,035
Equity in earnings (losses) of unconsolidated real estate entities	(5,470)	3,674	6,310	5,071
Foreign currency exchange gain (loss)	9,868	899	68,728	(213,866)
Gain on sale of real estate	27,011	502	27,355	710
Income before income taxes	363,312	517,604	1,399,910	1,294,472
Income tax (provision) benefit	15,036	(2,831)	10,751	(7,497)
Net income	378,348	514,773	1,410,661	1,286,975
Allocation to noncontrolling interests	(11,422)	(3,710)	(17,502)	(9,702)
Net income allocable to Public Storage shareholders	366,926	511,063	1,393,159	1,277,273
Allocation of net income to:
Preferred shareholders	(54,050)	(48,678)	(151,406)	(146,029)
Restricted share units and unvested LTIP units	(595)	(977)	(2,426)	(2,638)
Net income allocable to common shareholders	$312,281	$461,408	$1,239,327	$1,128,606

Per common share:
Net income per common share – Basic	$1.70	$2.63	$6.95	$6.43
Net income per common share – Diluted(1)	$1.69	$2.62	$6.92	$6.42
Weighted average common shares – Basic	184,159	175,456	178,444	175,439
Weighted average common shares – Diluted	185,110	175,884	179,371	175,916
(1) Includes adjustment to numerator for net income attributable to noncontrolling interest shares.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Net Income to FFO and Core FFO and FFO to Funds Available for Distribution
(Unaudited – amounts in thousands except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	Percentage Change	2026	2025	Percentage Change

Reconciliation of Net Income to FFO and Core FFO (a):
Net income allocable to common shareholders	$312,281	$461,408	(32.3)%	$1,239,327	$1,128,606	9.8%
Eliminate items excluded from FFO:
Real estate-related depreciation and amortization	400,849	287,472		973,344	847,702
Real estate-related depreciation from unconsolidated real estate investment	28,926	14,706		51,087	45,664
Real estate-related depreciation allocated to noncontrolling interests, restricted share unitholders, and unvested LTIP unitholders	(1,045)	(1,417)		(2,963)	(4,677)
Impairment (recovery) write-down of real estate investments	15	119		(195)	3,946
Gains on sale of real estate investments, including our equity share from investment	(27,011)	(502)		(27,355)	(710)
Income allocated to Operating Partnership noncontrolling interest	8,197	871		11,808	2,039
FFO allocable to common shares and units (a)	$722,212	$762,657	(5.3)%	$2,245,053	$2,022,570	11.0%
Eliminate items excluded from Core FFO:
Adjustments to G&A Expense:
Legal reserves and recoveries	1,800	—		100	290
Corporate transformation costs	1,100	1,376		8,032	3,178
Executive severance and CEO transition costs	7,539	—		15,201	—
Other Non-Core Adjustments:
Transaction and integration expense	114,642	—		119,329	—
Foreign currency exchange (gain) loss	(9,868)	(899)		(68,728)	213,866
Unrealized (gain) loss on private equity investments	(539)	(6,148)		(3,844)	(4,360)
Unrealized (gain) loss on interest rate derivatives	—	—		5,857	—
Amortization of non-real estate intangibles	8,743	113		8,968	338
Income tax provision (benefit)	(22,752)	—		(22,752)	—
Other items	(119)	3,055		1,029	3,454
Core FFO allocable to common shares and units (a)	$822,758	$760,154	8.2%	$2,308,245	$2,239,336	3.1%

Diluted weighted average number of common shares outstanding	185,110	175,884		179,371	175,916
Weighted average number of OP/Vested LTIPs outstanding	4,509	343		1,776	322
Diluted weighted average common shares and units outstanding	189,619	176,227		181,147	176,238

Reconciliation of FFO to FAD:
FFO allocable to common shareholders and unitholders	$722,212	$762,657	(5.3)%	$2,245,053	$2,022,570	11.0%
Eliminate effect of items included in FFO but not FAD:
Share-based compensation expense in excess of cash paid	10,493	9,025		32,311	26,888
Foreign currency exchange (gain) loss	(9,868)	(899)		(68,728)	213,866
Less:
Capital expenditures to maintain real estate facilities	(34,216)	(52,649)		(123,124)	(138,204)
FAD (a)	$688,621	$718,134	(4.1)%	$2,085,512	$2,125,120	(1.9)%

Per diluted common share and unit:
FFO per share and unit (a)	$3.81	$4.33	(12.0)%	$12.39	$11.48	7.9%
Core FFO per share and unit (a)	$4.34	$4.31	0.7%	$12.74	$12.71	0.2%
(a)See Definitions for description of non-GAAP measures.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Self-Storage Net Operating Income to Net Income
(Unaudited – amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Self-storage revenues for:
Same Store Facilities	$1,021,947	$1,017,135	$3,029,329	$3,030,595
Acquired Facilities	174,162	70,815	328,037	183,781
Newly Developed and Expanded Facilities	54,708	46,616	154,905	133,427
Other Non-Same Store Facilities	3,294	4,271	9,912	12,690
Self-storage revenues	1,254,111	1,138,837	3,522,183	3,360,493

Self-storage cost of operations for:
Same Store Facilities	253,114	252,075	774,723	765,505
Acquired Facilities	60,475	24,998	114,229	65,328
Newly Developed and Expanded Facilities	18,372	15,744	54,010	44,818
Other Non-Same Store Facilities	1,233	1,648	3,731	4,685
Self-storage cost of operations	333,194	294,465	946,693	880,336

Self-storage NOI for:
Same Store Facilities	768,833	765,060	2,254,606	2,265,090
Acquired Facilities	113,687	45,817	213,808	118,453
Newly Developed and Expanded Facilities	36,336	30,872	100,895	88,609
Other Non-Same Store Facilities	2,061	2,623	6,181	8,005
Self-storage NOI (a)	920,917	844,372	2,575,490	2,480,157

Ancillary revenues	112,079	85,206	294,629	247,828
Ancillary cost of operations	(43,698)	(36,385)	(114,248)	(100,366)
Depreciation and amortization	(412,614)	(290,364)	(991,094)	(856,295)
Real estate acquisition and development expense	(4,291)	(2,837)	(11,906)	(12,798)
General and administrative expense	(38,257)	(28,783)	(108,290)	(79,694)
Transaction and integration expense	(114,642)	—	(119,329)	—
Interest and other income (expense)	14,943	21,012	39,598	47,035
Interest expense	(102,534)	(79,692)	(267,333)	(223,310)
Equity in earnings (losses) of unconsolidated real estate entities	(5,470)	3,674	6,310	5,071
Gain (Loss) on sale of real estate	27,011	502	27,355	710
Foreign currency exchange gain (loss)	9,868	899	68,728	(213,866)
Income tax (provision) benefit	15,036	(2,831)	10,751	(7,497)
Net income	$378,348	$514,773	$1,410,661	$1,286,975
(a)See Definitions for description of non-GAAP measures.

PUBLIC STORAGE
SELECTED CONSOLIDATED BALANCE SHEET DATA
(Unaudited – amounts in thousands, except share and per share data)

	September 30, 2026	December 31, 2025
ASSETS
Cash and equivalents	$560,379	$318,095
Real estate facilities, at cost:
Land	7,295,228	5,952,072
Buildings	29,830,275	24,126,185
Total land and buildings, at cost	37,125,503	30,078,257
Accumulated depreciation	(12,321,755)	(11,468,054)
Total land and buildings, net	24,803,748	18,610,203
Construction in process	322,290	194,355
Total real estate facilities, net	25,126,038	18,804,558

Investments in unconsolidated real estate entities	883,398	388,586
Goodwill and other intangible assets, net	1,355,953	251,613
Notes receivable, net	445,310	142,108
Real property held for sale	152,256	7,959
Other assets	474,279	295,685
Total assets	$28,997,613	$20,208,604

LIABILITIES AND EQUITY
Notes payable	$11,992,033	$10,253,881
Unsecured credit facility and commercial paper	200,000	—
Dividends and distributions payable	583,263	1,898
Accrued and other liabilities	1,002,358	610,991
Total liabilities	13,777,654	10,866,770

Commitments and contingencies

Equity:
Public Storage shareholders’ equity:
Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 189,238 shares issued (in series) and outstanding, (174,000 shares at December 31, 2025)	4,719,878	4,350,000
Common Shares, $0.10 par value, 650,000,000 shares authorized, 186,843,230 shares issued (175,500,243 shares at December 31, 2025)	18,684	17,550
Paid-in capital	11,356,528	6,147,650
Accumulated deficit	(1,594,578)	(1,219,273)
Accumulated other comprehensive income (loss)	1,845	(47,799)
Total Public Storage shareholders’ equity	14,502,357	9,248,128
Noncontrolling interests	717,602	93,706
Total equity	15,219,959	9,341,834
Total liabilities and equity	$28,997,613	$20,208,604